PROSPECTUS SUPPLEMENT	Filed Pursuant to Rule 424(b)(5)
(To Prospectus Dated July 15, 2019)	Registration No. 333-232550

Anavex Life Sciences Corp.

Up to $25,272,213

Common Stock

This prospectus supplement relates to the issuance and sale of up to $25,272,213 in shares of our common stock, to Lincoln Park Capital Fund, LLC, or Lincoln Park, from time to time, in one or more transactions in amounts, at prices, and on terms that will be determined at the time these securities are offered pursuant to a purchase agreement between us and Lincoln Park, as amended on July 1, 2020, or the Amended Purchase Agreement, whereby Lincoln Park committed to purchase up to $24,875,198 of our common stock, and we have agreed to issue up to 80,694 shares of common stock as additional commitment shares pro rata. See “The Lincoln Park Transaction” for a description of the Amended Purchase Agreement. Lincoln Park is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended, or the Securities Act.

Our common stock is currently listed on the Nasdaq Capital Market under the symbol “AVXL”. On June 30, 2020 the last reported sale price of our common stock was $4.92 per share.

We will pay the expenses incurred in registering the shares, including legal and accounting fees. See “Plan of Distribution”.

Investing in our securities involves a high degree of risk. See the section entitled “Risk Factors” on page S-7 of this prospectus supplement and the section entitled “Risk Factors” beginning on page 11 of the accompanying prospectus, and in the documents we filed with the Securities and Exchange Commission that are incorporated in this prospectus supplement by reference for certain risks and uncertainties you should consider.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is July 2, 2020.

 TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

PROSPECTUS

ABOUT THIS PROSPECTUS SUPPLEMENT

We are providing information to you about this offering of our common stock in two separate documents that are bound together: (1) this prospectus supplement, which describes the specific terms of this offering, and (2) the accompanying base prospectus, which provides general information, some of which may not apply to this offering. This prospectus supplement may also add to, update or change information contained in the accompanying base prospectus. If information in this prospectus supplement is inconsistent with the accompanying base prospectus, you should rely on this prospectus supplement. Generally, when we refer to this “prospectus,” we are referring to both documents combined.

This prospectus supplement, the accompanying base prospectus and any free-writing prospectus that we prepare or authorize contain and incorporate by reference information that you should consider when making your investment decision. We have not, and Lincoln Park has not, authorized anyone to provide you with additional or different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information contained in this prospectus supplement or the accompanying base prospectus is accurate as of any date other than the date on the front of those documents or that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus supplement is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”), using a “shelf” registration process. Under the shelf registration process, we may from time to time offer and sell any combination of the securities described in the accompanying prospectus up to a total dollar amount of $250 million, of which this offering is a part.

We are not, and Lincoln Park is not, making an offer or sale of our common stock in any jurisdiction where such offer or sale is not permitted.

The information in this prospectus supplement is not complete. You should carefully read this prospectus supplement and the accompanying base prospectus, including the information incorporated by reference herein and therein, before you invest, as these documents contain information you should consider when making your investment decision.

None of Anavex Life Sciences Corp., Lincoln Park or any of their representatives are making any representation to you regarding the legality of an investment in our common stock by you under applicable laws. You should consult with your own advisors as to legal, tax, business, financial and related aspects of an investment in our common stock.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement contains forward-looking statements. All statements other than statements of historical facts contained in this prospectus supplement, including statements regarding our anticipated future clinical and regulatory milestone events, future financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “forecast,” “could,” “suggest,” “plan,” and similar expressions, as they relate to us, are intended to identify forward-looking statements. Such forward-looking statements include, without limitation, statements regarding:

•	our ability to generate any revenue or to continue as a going concern;

•	our ability to successfully conduct clinical and preclinical trials for our product candidates;

•	our ability to raise additional capital on favorable terms and the impact of such activities on our stockholders and stock price;

•	the impact of the COVID-19 outbreak and its effect on us;

•	our ability to execute our development plan on time and on budget;

•	our products’ ability to demonstrate efficacy or an acceptable safety profile of our product candidates;

•	our ability to obtain the support of qualified scientific collaborators;

•	our ability, whether alone or with commercial partners, to successfully commercialize any of our product candidates that may be approved for sale;

•	our ability to identify and obtain additional product candidates;

•	our reliance on third parties in non-clinical and clinical studies;

•	our ability to defend against product liability claims;

•	our ability to safeguard against security breaches;

•	our ability to obtain and maintain sufficient intellectual property protection for our product candidates;

•	our ability to comply with our intellectual property licensing agreements;

•	our ability to defend against claims of intellectual property infringement;

•	our ability to comply with the maintenance requirements of the government patent agencies;

•	our ability to protect our intellectual property rights throughout the world;

•	competition;

•	the anticipated start dates, durations and completion dates of our ongoing and future clinical studies;

•	the anticipated designs of our future clinical studies;

•	our anticipated future regulatory submissions and our ability to receive regulatory approvals to develop and market our product candidates; and

•	our anticipated future cash position.

We have based these forward-looking statements largely on our current expectations and projections about future events, including the responses we expect from the U.S. Food and Drug Administration, or FDA, and other regulatory authorities and financial trends that we believe may affect our financial condition, results of operations, business strategy, preclinical and clinical trials and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions including without limitation the risks described in “Risk Factors” in “Part I, Item 1A” of our Annual Report on Form 10-K for the fiscal year ended September 30, 2019 and our subsequent quarterly reports on Form 10-Q. These risks are not exhaustive. We operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. We cannot assure you that the events and circumstances reflected in the forward-looking statements will be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Except as required by applicable laws including the securities laws of the United States, we assume no obligation to update or supplement forward-looking statements.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement and the accompanying base prospectus. It does not contain all of the information that you should consider before making an investment decision. You should read this entire prospectus supplement, the accompanying base prospectus and the documents incorporated herein by reference for a more complete understanding of this offering of common stock. Please read “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended September 30, 2019 for information regarding risks you should consider before investing in our common stock.

Throughout this prospectus supplement, when we use the terms “Anavex,” “we,” “us,” “our” or the “Company,” we are referring either to Anavex Life Sciences Corp. in its individual capacity or to Anavex Life Sciences Corp. and its operating subsidiaries collectively, as the context requires.

Our Company

Overview

Anavex Life Sciences Corp. is a clinical stage biopharmaceutical company engaged in the development of differentiated therapeutics by applying precision medicine to central nervous system (“CNS”) diseases with high unmet need. We analyze genomic data from clinical studies to identify biomarkers, which we use to select patients that will receive the therapeutic benefit for the treatment of neurodegenerative and neurodevelopmental diseases.

Our lead compound, ANAVEX®2-73, is being developed to treat Alzheimer’s disease, Parkinson’s disease and potentially other central nervous system diseases, including rare diseases, such as Rett syndrome, a rare severe neurological monogenic disorder caused by mutations in the X-linked gene, methyl-CpG-binding protein 2 (“MECP2”).

Clinical Studies Overview

Alzheimer’s Disease

In November 2016, we completed a Phase 2a clinical trial, consisting of PART A and PART B, which lasted a total of 57 weeks, for ANAVEX®2-73 in mild-to-moderate Alzheimer’s patients. This open-label randomized trial met both primary and secondary endpoints and was designed to assess the safety and exploratory efficacy of ANAVEX®2-73 in 32 patients. ANAVEX®2-73 targets sigma-1 and muscarinic receptors, which have been shown in preclinical studies to reduce stress levels in the brain believed to restore cellular homeostasis and to reverse the pathological hallmarks observed in Alzheimer’s disease. In October 2017, we presented positive pharmacokinetic (PK) and pharmacodynamic (PD) data from the Phase 2a study, which established a concentration-effect relationship between ANAVEX®2-73 and study measurements. These measures obtained from all patients who participated in the entire 57 weeks include exploratory cognitive and functional scores as well as biomarker signals of brain activity. Additionally, the study appears to show that ANAVEX®2-73 activity is enhanced by its active metabolite (ANAVEX19-144), which also targets the sigma-1 receptor and has a half-life approximately twice as long as the parent molecule.

In March 2016, we received approval from the Ethics Committee in Australia to extend the Phase 2a clinical trial by an additional 108 weeks, which had been requested by patients and their caregivers. Subsequently, in May 2018, we received approval from the Ethics Committee in Australia to further extend the Phase 2a extension trial for an additional two years. The two consecutive trial extensions have allowed participants who completed the 52-week PART B of the study to continue taking ANAVEX®2-73, providing an opportunity to gather extended safety data for a cumulative time period of five years.

In October 2018, we presented new long-term clinical data for ANAVEX®2-73 in a presentation at the 2018 Clinical Trials on Alzheimer’s Disease (CTAD) Meeting. At 148 weeks into the five-year extended Phase 2a clinical study, data confirmed a significant association between ANAVEX®2-73 concentration and both exploratory functional and cognitive endpoints as measured by the Alzheimer’s Disease Cooperative Study-Activities of Daily Living (ADCS-ADL) evaluation and the Mini Mental State Examination (MMSE), respectively. The cohort of patients treated with higher ANAVEX®2-73 concentration maintained ADCS-ADL performance compared to the lower concentration cohort (p<0.0001). As well, the patient cohort with the higher ANAVEX®2-73 concentration performed better at MMSE compared to the lower concentration cohort (p<0.0008). A significant impact on the drug response levels of both the SIGMAR1 (p<0.0080) and COMT (p<0.0014) genomic biomarkers, identified and specified at week 57, was also confirmed over the 148-week period. Further, ANAVEX®2-73 demonstrated continued favorable safety and tolerability through 148 weeks.

A larger Phase 2b/3 double-blind, placebo-controlled study of ANAVEX®2-73 in Alzheimer’s disease commenced in August 2018, which is independent of the ongoing Phase 2a extension study. The Phase 2b/3 study will enroll approximately 450 patients for 48 weeks, randomized 1:1:1 to two different ANAVEX®2-73 doses or placebo. The trial is currently taking place in Australia; additionally, in June 2020, the Company announced it had received regulatory approval from Health Canada and the Medicines and Healthcare products Regulatory Agency (MHRA) in the United Kingdom to expand the trial into Canada and the UK, respectively. The ANAVEX®2-73 Phase 2b/3 study design incorporates genomic precision medicine biomarkers identified in the ANAVEX®2-73 Phase 2a study. Primary and secondary endpoints will assess safety and both cognitive and functional efficacy, measured through Alzheimer’s Disease Assessment Scale – Cognition (ADAS-Cog), ADCS-ADL and Clinical Dementia Rating – Sum of Boxes for cognition and function (CDR-SB).

In October 2019, we initiated a long-term open label extension study of ANAVEX®2-73, entitled the ATTENTION-AD study, for patients who have completed the 48-week Phase 2b/3 placebo-controlled trial referenced above. This study is expected to last two years and will give patients the opportunity to continue their treatment.

Rett Syndrome

In February 2016, we presented positive preclinical data for ANAVEX®2-73 in Rett syndrome, a rare neurodevelopmental disease. The study was funded by the International Rett Syndrome Foundation (“Rettsyndrome.org”). In January 2017, we were awarded a financial grant from Rettsyndrome.org of a minimum of $0.6 million to cover some of the costs of a multicenter Phase 2 clinical trial of ANAVEX®2-73 for the treatment of Rett syndrome. This award is being received in quarterly instalments which commenced during fiscal 2018.

In March 2019, we commenced the first Phase 2 clinical trial in a planned Rett syndrome program of ANAVEX®2-73 for the treatment of Rett syndrome. The studies will be conducted in a range of patient age demographics and geographic regions.

The first Phase 2 study, which commenced in March 2019, is taking place in the United States and is a randomized double-blind, placebo-controlled safety, tolerability, pharmacokinetic and efficacy study of oral liquid ANAVEX®2-73 formulation to treat Rett syndrome. Pharmacokinetic and dose findings will be investigated in a total of 21 patients over a 7-week treatment period including ANAVEX®2-73-specific genomic precision medicine biomarkers. All patients completing the study are eligible to receive ANAVEX®2-73 under a voluntary open label extension protocol. Primary and secondary endpoints include safety as well as Rett syndrome conditions such as cognitive impairment, motor impairment, behavioral symptoms and seizure activity. The ANAVEX®2-73 Phase 2 Rett syndrome study designs incorporate genomic precision medicine biomarkers identified in the ANAVEX®2-73 Phase 2a Alzheimer’s disease study. The study completed enrollment in June 2020 and topline results are expected in late 2020.

In June 2019, we commenced the second Phase 2 study of ANAVEX®2-73 for the treatment of Rett syndrome, called the AVATAR study. This study is taking place in Australia using a convenient once-daily oral liquid ANAVEX®2-73 formulation. Similar to the United States-based Phase 2 study for Rett syndrome, the study will evaluate the safety and efficacy of ANAVEX®2-73 in approximately 33 patients over a 7-week treatment period including ANAVEX®2-73 specific precision medicine biomarkers. All patients who participate in the study will be eligible to receive ANAVEX®2-73 under a voluntary open label extension protocol.

In July 2020, we commenced the third study of ANAVEX®2-73 for the treatment of Rett syndrome, called the EXCELLENCE study. Similar to the AVATAR study, this study is taking place in Australia and is using a convenient once-daily oral liquid ANAVEX®2-73 formulation. The study will evaluate the safety and efficacy of ANAVEX®2-73 in at least 69 pediatric patients, aged 5 to 18, over a 12-week treatment period incorporating ANAVEX®2-73 specific precision medicine biomarkers. All patients who participate in the study will be eligible to receive ANAVEX®2-73 under a voluntary open label extension protocol.

Parkinson’s Disease

In September 2016, we presented positive preclinical data for ANAVEX®2-73 in Parkinson’s disease, which demonstrated significant improvements on all measures: behavioral, histopathological, and neuroinflammatory endpoints. The study was funded by the Michael J. Fox Foundation. Additional data was announced in October 2017 from the model for experimental parkinsonism. The data presented indicates that ANAVEX®2-73 induces robust neurorestoration in experimental parkinsonism. The encouraging results we have gathered in this model, coupled with the favorable profile of this compound in the Alzheimer’s disease trial, support the notion that ANAVEX®2-73 is a promising clinical candidate drug for Parkinson’s disease dementia.

In October 2018, we initiated a double-blind, randomized, placebo-controlled Phase 2 trial with ANAVEX®2-73 in Parkinson’s Disease Dementia (PDD), which will study the effect of the compound on both the cognitive and motor impairment of Parkinson’s disease. The Phase 2 study has enrolled approximately 120 patients for 14 weeks, randomized 1:1:1 to two different ANAVEX®2-73 doses or placebo. The ANAVEX®2-73 Phase 2 PDD study design incorporates genomic precision medicine biomarkers identified in the ANAVEX®2-73 Phase 2a study. The study has completed enrollment and topline results are expected by mid-2020

Recent Developments

In May 2020, the Company announced that it has received approval by the Australian Human Research Ethics Committee to initiate the First-in-Human clinical study of ANAVEX®3-71, an orally-administered small molecule targeting sigma-1 and M1 muscarinic receptors that is designed to be beneficial for neurodegenerative diseases. The Company is developing ANAVEX®3-71 initially for the treatment of Frontotemporal Dementia (FTD), for which ANAVEX®3-71 was previously granted orphan drug designation by the FDA.

Corporate Information

Our principal executive office is located at 51 West 52nd Street, 7th Floor, New York, NY 10019-6163, and our telephone number is 844.689.3939. Our website address is www.anavex.com. No information found on our website is part of this prospectus. Also, this prospectus may include the names of various government agencies or the trade names of other companies. Unless specifically stated otherwise, the use or display by us of such other parties’ names and trade names in this prospectus is not intended to and does not imply a relationship with, or endorsement or sponsorship of us by, any of these other parties.

THE OFFERING

Common stock offered by us in the Lincoln Park offering:

Up to $24,875,198  of  shares  of  our  common  stock  we  may  sell to Lincoln Park from time to time until the expiration of the registration statement of which this prospectus is a part or the earlier termination of the Amended Purchase Agreement; and

Up to 80,694 additional commitment shares, valued at $397,015 based on $4.92, the closing price of our common stock on The Nasdaq Capital Market on June 30, 2020, which is the amount of additional shares we may issue for no cash consideration to Lincoln Park from time to time pro-rata in connection with the purchase of $24,875,198 of shares of our common stock under the Amended Purchase Agreement.

Use of Proceeds	We intend to use the net proceeds from this offering for general corporate purposes, which may include, among other things, working capital, capital expenditures and funding additional clinical and preclinical development of our pipeline candidates. See “Use of Proceeds” on page S-8.

Risk Factors	You should read the “Risk Factors” section on page S-7 of this prospectus supplement and the other risks identified in the documents incorporated by reference herein before making a decision to purchase common stock in this offering.

Nasdaq Capital Market symbol	“AVXL.”

The number of shares of common stock shown above to be outstanding after this offering is based on 60,082,291 shares of common stock outstanding as of June 30, 2020 and excludes the following:

●	10,076,266 shares of common stock issuable upon the exercise of outstanding stock options, vested and unvested, with a weighted- average exercise price of $3.48 per share; and

●	500,000 shares of common stock issuable upon the exercise of outstanding warrants with a weighted-average exercise price of $3.88 per share.

RISK FACTORS

An investment in our common stock involves a significant degree of risk. Before you invest in our common stock you should carefully consider those risk factors included in our most recent Annual Report on Form 10-K, our most recent Quarterly Report on Form 10-Q, any subsequently filed Quarterly Reports on Form 10-Q and any subsequently filed Current Reports on Form 8-K, which are incorporated herein by reference, and those risk factors that may be included in any applicable prospectus supplement, together with all of the other information included in this prospectus supplement, the accompanying base prospectus and the documents we incorporate by reference, in evaluating an investment in our common stock. If any of the risks discussed in the foregoing documents were to occur, our business, financial condition, results of operations and cash flows could be materially adversely affected. Please read “Cautionary Statement Regarding Forward-Looking Statements.”

Risks Relating to the Amended Purchase Agreement

The sale or issuance of our common stock to Lincoln Park may cause dilution and the sale of the shares of common stock acquired by Lincoln Park, or the perception that such sales may occur, could cause the price of our common stock to fall.

On July 1, 2020, we entered into the Amended Purchase Agreement pursuant to which Lincoln Park has committed to purchase up to $24,875,198 of shares of our common stock, and we may issue up to 80,694 additional commitment shares pro-rata in connection with the purchase of shares of our common stock under the Amended Purchase Agreement. We may sell purchase shares to Lincoln Park pursuant to the Amended Purchase Agreement at our discretion from time to time until July 1, 2022.

The purchase price for the shares that we may sell to Lincoln Park under the Amended Purchase Agreement will fluctuate based on the price of our common stock. Depending on market liquidity at the time, sales of such shares may cause the trading price of our common stock to fall.

We have the right to control the timing and amount of any sales of our shares to Lincoln Park in our sole discretion, subject to certain limits on the amount of shares that can be sold on a given date. Sales of shares of our common stock, if any, to Lincoln Park will depend upon market conditions and other factors to be determined by us. Therefore, Lincoln Park may ultimately purchase all, some or none of the shares of our common stock that may be sold pursuant to the Amended Purchase Agreement and, after it has acquired shares, Lincoln Park may sell all, some or none of those shares. Sales to Lincoln Park by us could result in substantial dilution to the interests of other holders of our common stock. Additionally, the sale of a substantial number of shares of our common stock to Lincoln Park, or the anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales, which could have a materially adverse effect on our business and operations.

You may experience future dilution as a result of future equity offerings or the exercise of stock options.

To raise additional capital, we may in the future offer additional shares of our common stock at prices that may not be the same as the price per share in this offering. The price per share at which we sell additional shares of our common stock in future transactions may be higher or lower than the price per share paid by investors in this offering. In addition, we have a significant number of stock options outstanding. To the extent that outstanding stock options may be exercised, or other shares issued, you may experience further dilution.

We may not be able to access sufficient funds under the Amended Purchase Agreement when needed.

Our ability to sell shares to Lincoln Park and obtain funds under the Amended Purchase Agreement is limited by the terms and conditions in the Amended Purchase Agreement, including restrictions on the amounts we may sell to Lincoln Park at any one time, and a limitation on our ability to sell shares to Lincoln Park to the extent that it would cause Lincoln Park to beneficially own more than 4.99% of our outstanding shares of common stock. Additionally, we will only be able to sell or issue to Lincoln Park 12,016,457 shares in total under the Amended Purchase Agreement, which is equal to 19.99% of the shares of common stock outstanding on the date of the Amended Purchase Agreement unless we obtain shareholder approval or the average price of such sales exceeds the price of our common stock on June 30, 2020 as determined under NASDAQ rules. Therefore, we may not in the future, have access to the full amount available to us under the Amended Purchase Agreement, depending on the price of our common stock. In addition, any amounts we sell under the Amended Purchase Agreement may not satisfy all of our funding needs, even if we are able and choose to sell and issue all of our common stock currently registered.

Our management might apply the net proceeds from this offering in ways with which you do not agree and in ways that may impair the value of your investment.

We currently intend to use the net proceeds from this offering primarily for working capital and general corporate purposes. Our management has broad discretion as to the use of such proceeds and you will be relying on the judgment of our management regarding the application of these proceeds. Our management might apply these proceeds in ways with which you do not agree, or in ways that ultimately do not yield a favorable return. If our management applies such proceeds in a manner that does not yield a significant return, if any, on our investment of such net proceeds, it could compromise our ability to pursue our growth strategy and adversely affect the market price of our common stock.

USE OF PROCEEDS

We intend to use the net proceeds from this offering for general corporate purposes, which may include, among other things, working capital, capital expenditures and funding additional clinical and preclinical development of our pipeline candidates.

DILUTION

The sale of our common stock to Lincoln Park pursuant to the Amended Purchase Agreement will have a dilutive impact on our stockholders. In addition, the lower our stock price is at the time we exercise our right to sell shares to Lincoln Park, the more shares of our common stock we will have to issue to Lincoln Park pursuant to the Amended Purchase Agreement and our existing stockholders would experience greater dilution. We calculate net tangible book value per share by dividing the net tangible book value, which is tangible assets less total liabilities, by the number of outstanding shares of common stock. Dilution represents the difference between the portion of the amount per share paid by purchasers of shares in this offering and the as adjusted net tangible book value per share of our common stock immediately after giving effect to this offering. Our net tangible book value as of March 31, 2020 was approximately $24.8 million, or $0.42 per share.

After giving effect to the sale of common stock pursuant to this prospectus supplement and accompanying prospectus in the aggregate amount of $24,875,198 at an assumed offering price of $4.92 per share, the last reported sale price of our common stock on the Nasdaq Capital Market on June 30, 2020, and after deducting estimated aggregate offering expenses payable by us, our net tangible book value as of March 31, 2020 would have been $49.6 million, or $0.78 per share of common stock. This represents an immediate increase in the net tangible book value of $0.36 per share to our existing stockholders and an immediate dilution in net tangible book value of $4.14 per share to new investors. The following table illustrates this per share dilution:

Assumed public offering price per share		$4.92
Net tangible book value per share as of March 31, 2020	$0.42
Increase per share attributable to new investors	$0.36
As adjusted net tangible book value per share as of March 31, 2020 after giving effect to this offering		$0.78
Dilution per share to new investors purchasing shares in this offering		$4.14

The table above assumes for illustrative purposes that an aggregate of 5,055,935 shares of our common stock are sold pursuant to this prospectus supplement and the accompanying prospectus at a price of $4.92 per share, the last reported sale price of our common stock on the Nasdaq Capital Market on June 30, 2020, for aggregate gross proceeds of $24,875,198. The shares sold in this offering, if any, will be sold from time to time at various prices. An increase of $1.00 per share in the price at which the shares are sold from the assumed offering price of $4.92 per share shown in the table above, assuming all of our common stock in the aggregate amount of $24,875,198 is sold at that price, would result in an adjusted net tangible book value per share after the offering of $0.79 per share and would increase the dilution in net tangible book value per share to new investors in this offering to $5.13 per share, after deducting estimated aggregate offering expenses payable by us. A decrease of $1.00 per share in the price at which the shares are sold from the assumed offering price of $4.92 per share shown in the table above, assuming all of our common stock in the aggregate amount of $24,875,198 million is sold at that price, would result in an adjusted net tangible book value per share after the offering of $0.76 per share and would decrease the dilution in net tangible book value per share to new investors in this offering to $3.16 per share, after deducting estimated aggregate offering expenses payable by us.

The above table and discussion are based on 58,664,946 shares of common stock outstanding as of March 31, 2020 and exclude the following, all as of March 31, 2020:

•	9,986,266 shares of common stock issuable upon the exercise of outstanding stock options, vested and unvested, with a weighted-average exercise price of $3.47 per share; and

•	500,000 shares of common stock issuable upon the exercise of outstanding warrants with a weighted-average exercise price of $3.88 per share.

To the extent that options or warrants outstanding as of March 31, 2020 have been or are exercised, or other shares are issued, investors purchasing shares in this offering could experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations, even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity, the issuance of these securities could result in further dilution to our stockholders.

LINCOLN PARK TRANSACTION

On June 7, 2019, we entered into a purchase agreement (the “Original Purchase Agreement”) and a Registration Rights Agreement (the “RRA”) with Lincoln Park. Pursuant to the terms of the Original Purchase Agreement, Lincoln Park agreed to purchase from us up to $50 million of shares of our common stock. On July 1, 2020, we amended the Original Purchase Agreement pursuant to the First Amendment to Purchase Agreement (the “Amendment”, and the Original Purchase Agreement, as amended, the “Amended Purchase Agreement”), and upon the execution of the Amendment, Lincoln Park became irrevocably committed to purchase from us up to $24,875,198 of shares of our common stock, subject to certain limitations described below from the date of the Amendment.

The Amendment limits our issuances of shares of common stock under the Amended Purchase Agreement to Lincoln Park to 12,016,457 shares of our common stock, representing 19.99% of the shares of common stock outstanding on the date of the Amendment (the “Exchange Cap”) unless (i) shareholder approval is obtained to issue more than such amount or (ii) the average price of all applicable sales of our common stock to Lincoln Park under the Amended Purchase Agreement equals or exceeds the official closing price of our common stock on the Nasdaq Capital Market immediately preceding the Date of the Amendment, plus an incremental amount to account for the issuance of the additional commitment shares, as calculated in accordance with Nasdaq rules. The Amendment did not change any other provisions in the Original Purchase Agreement.

Pursuant to the terms of the RRA, which requires us to register purchase shares and additional commitment shares in order to sell purchase shares to Lincoln Park under the Amended Purchase Agreement, we are filing this prospectus supplement to cover (i) the offer and sale of up to $24,875,198 of shares of our common stock and (ii) the issuance of up to 80,694 additional commitment shares to be issued pro-rata to Lincoln Park if and when we direct Lincoln Park to purchase all of the available shares of common stock under the Purchase Agreement.

Purchase of Shares Under the Amended Purchase Agreement

Under the Amended Purchase Agreement, we may, from time to time until July 1, 2022, in our sole discretion and subject to certain conditions outside of Lincoln Park’s control, direct Lincoln Park to purchase up to 200,000 shares (the “Regular Purchase Share Limit”) of our common stock on any business day (each such purchase, a “Regular Purchase”); provided that (i) the Regular Purchase Share Limit may be increased to up to 225,000 shares if the closing price of our common stock is not below $4.00 on such date and (ii) the Regular Purchase Share Limit may be increased to up to 250,000 shares if the closing price of our common stock is not below $6.00 on such date; and provided further that we may also mutually agree with Lincoln Park to increase the Regular Purchase Share Limit to up to 1,000,000 shares and to make multiple purchases in a given day. Additionally, all such share and dollar amounts shall be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, stock split or other similar transaction as provided in the Amended Purchase Agreement, and in no event shall Lincoln Park purchase more than $2,000,000 worth of our common stock pursuant to a Regular Purchase on any single business day. The purchase price per share for each such Regular Purchase will be equal to the lower of:

●	the lowest sale price for our common stock on the purchase date of such shares; or

●	the arithmetic average of the three lowest closing sale prices for our common stock during the 10 consecutive business days ending on the business day immediately preceding the purchase date of such shares.

In addition to the Regular Purchases described above, in the event we have directed Lincoln Park to purchase shares of our common stock not less than the Regular Purchase Share Limit then in effect, on such purchase date we may also direct Lincoln Park to purchase an additional amount of our common stock on the following business day (an “Accelerated Purchase”), not to exceed the lesser of:

●	30% of the aggregate shares of our common stock traded during normal trading hours on the purchase date; and

●	200% of the number of purchase shares purchased pursuant to the corresponding Regular Purchase.

The purchase price per share for each such Accelerated Purchase will be equal to the lower of:

●	96% of the volume weighted average price during (i) the entire trading day on the purchase date, if the volume of shares of our common stock traded on the purchase date has not exceeded a volume maximum calculated in accordance with the Amended Purchase Agreement, or (ii) the portion of the trading day of the purchase date (calculated starting at the beginning of normal trading hours) until such time at which the volume of shares of our common stock traded has exceeded such volume maximum; or

●	the closing sale price of our common stock on the purchase date.

In the event we have directed Lincoln Park to purchase shares of our common stock in the full amount available for an Accelerated Purchase, on the date of such Accelerated Purchase (which is the business day following the corresponding Regular Purchase), we may also direct Lincoln Park to purchase an additional amount of our common stock under the same terms set forth above for an Accelerated Purchase (an “Additional Accelerated Purchase”).

In the case of Regular Purchases, Accelerated Purchases and Additional Accelerated Purchases, the purchase price per share will be adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction as set forth in the Amended Purchase Agreement. Other than as set forth above, there are no trading volume requirements or restrictions under the Amended Purchase Agreement, and we will control the timing and amount of any sales of our common stock to Lincoln Park.

The Company did not agree to any additional commitment fee in connection with the Amendment, but we remain obligated to issue up to 80,694 additional commitment shares pro-rata in connection with the sale of Purchase Shares to Lincoln Park under the Amended Purchase Agreement.

Events of Default

Events of default under the Amended Purchase Agreement include the following:

●	the effectiveness of the registration statement of which this prospectus forms a part, or any other registration statement registering securities under the Amended Purchase Agreement, lapses for any reason (including, without limitation, the issuance of a stop order), or any required prospectus supplement and accompanying prospectus are unavailable for the sale by Lincoln Park of our common stock offered hereby, and such lapse or unavailability continues for a period of 10 consecutive business days or for more than an aggregate of 30 business days in any 365-day period;

●	suspension by our principal market of our common stock from trading on the Nasdaq Capital Market for a period of three consecutive business days;

●	the delisting of the Common Stock from the NASDAQ Capital Market; provided, however, that the Common Stock is not immediately thereafter trading on the New York Stock Exchange, the NASDAQ Global Market, he NASDAQ Global Select Market, the NYSE American, the NYSE Arca or the OTC Bulletin Board, OTCQX or OTCQB operated by the OTC Markets Group, Inc. (or nationally recognized successor to any of the foregoing);

●	the transfer agent’s failure for three business days to issue to Lincoln Park shares of our common stock which Lincoln Park is entitled to receive under the Amended Purchase Agreement;

●	any breach of the representations or warranties or covenants contained in the Amended Purchase Agreement or any related agreement which has or which could have a material adverse effect on us subject to a cure period of five business days;

●	any voluntary or involuntary participation or threatened participation in insolvency or bankruptcy proceedings by or against us; and

●	if at any time we are not eligible to transfer our common stock electronically or a material adverse change in our business, financial condition, operations or prospects has occurred.

Lincoln Park does not have the right to terminate the Amended Purchase Agreement upon any of the events of default set forth above. During an event of default, all of which are outside of Lincoln Park’s control, shares of our common stock cannot be sold by us or purchased by Lincoln Park under the Amended Purchase Agreement.

Our Termination Rights

We have the unconditional right, at any time, for any reason and without any payment or liability to us, to give notice to Lincoln Park to terminate the Amended Purchase Agreement. In the event of bankruptcy proceedings by or against us, the Amended Purchase Agreement will automatically terminate without action of any party.

No Short-Selling or Hedging by Lincoln Park

Lincoln Park has agreed that neither it nor any of its affiliates shall engage in any direct or indirect short-selling or hedging of our common stock during any time prior to the termination of the Amended Purchase Agreement.

Amount of Potential Proceeds to be Received under the Amended Purchase Agreement

Assumed Average Purchase Price Per Share		Number of Registered Shares to be Issued if Full Purchase(1)	Percentage of Outstanding Shares Issued After Giving Effect to the Issuance to Lincoln Park(2)	Proceeds from the Sale of Shares Under the Amended Purchase Agreement Registered in this Offering
$3.00		8,372,427	12.2%	$24,875,198

$4.00		6,299,494	9.5%	$24,875,198

$4.92	(3)	5,136,629	7.9%	$24,875,198

$7.50		3,397,387	5.3%	$24,875,198

$10.00		2,568,214	4.1%	$24,875,198

 _______________

(1)	Includes the number of shares we may sell at the purchase price per share in the adjacent column, and the 80,694 additional commitment shares that may be issued to Lincoln Park pro-rata for no consideration, under this prospectus supplement.

(2)	The denominator is based on 60,082,291 shares outstanding as of June 30, 2020 and is inclusive of the number of shares set forth in the adjacent column which we would have issued as additional commitment shares and sold to Lincoln Park at the applicable assumed average purchase price per share.

(3)	The closing price of our common stock on June 30, 2020.

PLAN OF DISTRIBUTION

This prospectus supplement and the accompanying prospectus include the issuance and sale of up to $25,272,213 of shares of our common stock that we may issue to Lincoln Park from time to time under the Amended Purchase Agreement. This prospectus supplement and the accompanying prospectus also cover the resale of these shares by Lincoln Park to the public.

We entered into the Amended Purchase Agreement with Lincoln Park on July 1, 2020. The Amended Purchase Agreement provides that, upon the terms and subject to the conditions set forth therein, Lincoln Park is committed to purchase an aggregate of up to $50 million of shares of our common stock over the 24-month term of the Amended Purchase Agreement, and we may issue up to 80,694 shares of our common stock as additional commitment shares in connection with the purchase of our common stock by Lincoln Park. See “Lincoln Park Transaction.”

Lincoln Park is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act. Lincoln Park has informed us that it will use an unaffiliated broker-dealer to effectuate all sales, if any, of the common stock that it may purchase from us pursuant to the Amended Purchase Agreement. Such sales will be made on the NASDAQ Capital Market at prices and at terms then prevailing or at prices related to the then current market price. Each such unaffiliated broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. Lincoln Park has informed us that each such broker-dealer will receive commissions from Lincoln Park that will not exceed customary brokerage commissions.

We know of no existing arrangements between Lincoln Park and any other stockholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares offered by this Prospectus. At the time a particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters, or dealers and any compensation from the selling stockholder, and any other required information.

We will pay all of the expenses incident to the registration, offering, and sale of the shares to Lincoln Park.

We have agreed to indemnify Lincoln Park and certain other persons against certain liabilities in connection with the offering of shares of common stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities.

Lincoln Park represented to us that at no time prior to the date of the Amended Purchase Agreement has Lincoln Park or its agents, representatives or affiliates engaged in or effected, in any manner whatsoever, directly or indirectly, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our Common Stock or any hedging transaction. Lincoln Park agreed that during the term of the Amended Purchase Agreement, it, its agents, representatives or affiliates will not enter into or effect, directly or indirectly, any of the foregoing transactions.

We have advised Lincoln Park that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes Lincoln Park, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the shares offered by this prospectus supplement.

Nevada Agency and Transfer Company is transfer agent and registrar for the Common Stock. Our common stock is listed on The Nasdaq Capital Market under the symbol “AVXL”.

 LEGAL MATTERS

The validity of the securities offered by this prospectus has been passed upon for us by Snell & Wilmer, L.L.P., Reno, Nevada.

EXPERTS

The financial statements as of September 30, 2019 and 2018 and for each of the two years in the period ended September 30, 2019 and management’s assessment of the effectiveness of internal control over financial reporting as of September 30, 2019 incorporated by reference in this Prospectus have been so incorporated in reliance on the reports of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting. BDO’s report on the effectiveness of internal controls over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of September 30, 2019.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and other reports and other information with the SEC under the Exchange Act. You may read and copy any reports, statements or other information filed by us at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Our filings with the SEC are also available to the public from commercial document retrieval services and at the SEC’s website at www.sec.gov.

We make available free of charge on our internet website at www.anavex.com our annual reports on Form 10-K, our quarterly reports on Form 10-Q, our current reports on Form 8-K and any amendments to those reports, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Information contained on our website is not incorporated by reference into this prospectus supplement and you should not consider such information as part of this prospectus supplement.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus certain information that we file with the SEC, which means that we can disclose important information to you by referring you to other documents separately filed by us with the SEC that contain such information. The information we incorporate by reference is considered to be part of this prospectus and information we later file with the SEC will automatically update and supersede the information in this prospectus. The following documents filed by us with the SEC pursuant to Section 13(a) of the Exchange Act and any of our future filings under Sections 13(a), 13(c), 14 or 15 (d) of the Exchange Act, except for information furnished under Item 2.02 or 7.01 of Current Report on Form 8-K, or exhibits related thereto, made before the termination of the offering are incorporated by reference herein:

(1)	our Annual Report on Form 10-K for the fiscal year ended September 30, 2019, filed with the SEC on December 16, 2019;
(2)	our Quarterly Report on Form 10-Q for the period ended December 31, 2019 and March 31, 2020, filed on February 6, 2020 and May 7, 2020, respectively;
(3)	our Current Report on Form 8-K filed on April 8, 2020 and May 1, respectively;
(4)	our Definitive Proxy Statement on Schedule 14A filed on February 20, 2020; and
(5)	the description of our Common Stock contained in the Registration Statement on Form 8-A (File No. 001-37606) filed with the SEC on October 23, 2015.

Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or replaces such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this prospectus, except as so modified or superseded.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the reports or documents that have been incorporated by reference in the prospectus contained in the registration statement but not delivered with the prospectus, other than an exhibit to these filings unless we have specifically incorporated that exhibit by reference into the filing, upon written or oral request and at no cost to the requester. Requests should be made by writing or telephoning us at the following address:

Anavex Life Sciences Corp.
51 West 52nd Street, 7th Floor
New York, NY 10019-6163
(844) 689-3939

PROSPECTUS

Anavex Life Sciences Corp.

$250,000,000 of Common Stock

and Warrants

Anavex Life Sciences Corp., a Nevada corporation (“us”, “we”, “our”, “Anavex” or the “Company”) may offer and sell from time to time, in one or more series or issuances and on terms that we will determine at the time of the offering, shares of our common stock, par value $0.001 per share (“Common Stock“) and warrants (“Warrants”) described in this prospectus, up to an aggregate amount of $250,000,000.

This prospectus provides you with a general description of the securities offered. Each time we offer and sell securities, we will file a prospectus supplement to this prospectus that contains specific information about the offering and, if applicable, the amounts, prices and terms of the securities. Such supplements may also add, update or change information contained in this prospectus. You should carefully read this prospectus and the applicable prospectus supplement before you invest in any of our securities. This prospectus may not be used to consummate sales of securities unless accompanied by a prospectus supplement.

We may offer and sell the securities described in this prospectus and any prospectus supplement directly to our stockholders or to other purchasers or through agents on our behalf or through underwriters or dealers as designated from time to time. If any agents or underwriters are involved in the sale of any of these securities, the applicable prospectus supplement will provide the names of the agents or underwriters and any applicable fees, commission or discounts.

Our Common Stock is currently quoted on the Nasdaq Capital Market under the symbol “AVXL”. On July 2, 2019, the last reported sale price of our Common Stock was $3.90 per share.

Investing in our securities involves a high degree of risk. See the section entitled “Risk Factors” on page 11 of this prospectus and in the documents we filed with the Securities and Exchange Commission that are incorporated in this prospectus by reference for certain risks and uncertainties you should consider.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus is dated July 15, 2019.

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ABOUT THIS PROSPECTUS

This prospectus of Anavex Life Sciences Corp., a Nevada corporation (collectively with all of its subsidiaries, the “Company”, “Anavex”, or “we”, “us”, or “our”) is a part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (“SEC”) utilizing a “shelf” registration process. Under this shelf registration process, we may, from time to time, sell the securities described in this prospectus in one or more offerings up to a total dollar amount of $250,000,000 as described in this prospectus.

The registration statement of which this prospectus is a part provides additional information about us and the securities offered under this prospectus. The registration statement, including the exhibits and the documents incorporated herein by reference, can be read on the SEC website or at the SEC offices mentioned under the heading “Prospectus Summary - Where You Can Find More Information.”

We will provide a prospectus supplement containing specific information about the amounts, prices and terms of the securities for a particular offering. The prospectus supplement may add, update or change information in this prospectus. If the information in the prospectus is inconsistent with a prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and, if applicable, any prospectus supplement. See “Prospectus Summary — Where You Can Find More Information” for more information.

You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making offers to sell or solicitations to buy the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making that offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation. You should not assume that the information in this prospectus or any prospectus supplement, as well as the information we file or previously filed with the SEC that we incorporate by reference in this prospectus or any prospectus supplement, is accurate as of any date other than the date of such document. Our business, financial condition, results of operations and prospects may have changed since those dates.

PROSPECTUS SUMMARY

The items in the following summary are described in more detail later in this prospectus. This summary does not contain all of the information you should consider. Before investing in our securities, you should read the entire prospectus carefully, including the “Risk Factors” beginning on page 11 and the financial statements incorporated by reference.

Our Current Business

Anavex Life Sciences Corp. is a clinical stage biopharmaceutical company engaged in the development of differentiated therapeutics by applying precision medicine to central nervous system (“CNS”) diseases with high unmet need. We analyze genomic data from clinical studies to identify biomarkers, which select patients that will receive the therapeutic benefit for the treatment of neurodegenerative and neurodevelopmental diseases.

Our lead compound, ANAVEX®2-73, is being developed to treat Alzheimer’s disease, Parkinson’s disease and potentially other central nervous system diseases, including rare diseases, such as Rett syndrome, a rare severe neurological monogenic disorder caused by mutations in the X-linked gene, methyl-CpG-binding protein 2 (“MECP2”).

Our total portfolio currently consists of five programs. To prioritize the allocation of our resources, we designate certain programs as core programs and others as seed programs, and we currently have two core programs and three seed programs. Our core programs are at various stages of clinical and preclinical development, in neurodegenerative and neurodevelopmental diseases.

We have a portfolio of compounds varying in sigma-1 receptor (S1R) binding activities. The SIGMAR1 gene encodes the S1R protein, which is an intracellular chaperone protein with important roles in cellular communication. S1R is also involved in transcriptional regulation at the nuclear envelope and restores homeostasis and stimulates recovery of cell function when activated. In order to validate the ability of our compounds to activate quantitatively the S1R, we performed in collaboration with Stanford University a quantitative Positron Emission Tomography (PET) imaging scan in mice, which demonstrated a dose-dependent ANAVEX®2-73 target engagement or receptor occupancy (RO) with S1R in the brain.

Cellular Homeostasis

Many diseases are possibly directly caused by chronic homeostatic imbalances or cellular stress of brain cells. In pediatric diseases like Rett syndrome or infantile spasms, the chronic cellular stress is possibly caused by the presence of a constant genetic mutation. In neurodegenerative diseases, such as Alzheimer’s and Parkinson’s diseases, chronic cellular stress is possibly caused by age-correlated buildup of cellular insult and hence chronic cellular stress. Specifically, defects in homeostasis of protein or ribonucleic acid (“RNA”) lead to the death of neurons and dysfunction of the nervous system. The spreading of protein aggregates resulting in a proteinopathy, a characteristic finding in Alzheimer’s and Parkinson’s diseases that results from disorders of protein synthesis, trafficking, folding, processing or degradation in cells. The clearance of macromolecules in the brain is particularly susceptible to imbalances that result in aggregation and degeneration in nerve cells. For example, Alzheimer’s disease pathology is characterized by the presence of amyloid plaques, neurofibrillary tangles, which are aggregates of hyperphosphorylated Tau protein that are a marker of other diseases known as tauopathies as well as inflammation of microglia. With the SIGMAR1 activation through SIGMAR1 agonists like ANAVEX®2-73, our approach is to restore cellular balance, i.e. homeostasis. Therapies that correct defects in cellular homeostasis might have the potential to halt or delay neurodevelopmental and neurodegenerative disease progression.

ANAVEX®2-73-specific Biomarkers

A full genomic analysis of Alzheimer’s disease (AD) patients treated with ANAVEX®2-73 resulted in the identification of actionable genetic variants. A significant impact of the genomic biomarkers SIGMAR1, the direct target of ANAVEX®2-73 and COMT, a gene involved in memory function, on the drug response level was identified, leading to an early ANAVEX®2-73-specific biomarker hypothesis. It is expected that excluding patients with these two identified biomarker variants (approximately 10%-20% of the population) in prospective studies would identify approximately 80%-90% patients that would display clinically significant improved functional and cognitive scores. The consistency between the identified DNA and RNA data related to ANAVEX®2-73, which are considered independent of AD pathology, as well as multiple endpoints and time-points, provides support for precision medicine clinical development of ANAVEX®2-73 by using genetic biomarkers identified within the study population itself to target patients who are most likely to respond to ANAVEX®2-73 treatment in AD as well as indications like Parkinson’s disease dementia (PDD) or Rett syndrome (RTT) in which ANAVEX®2-73 is currently studied or planned to be studied.

Clinical Studies Overview

In November 2016, we completed a Phase 2a clinical trial, consisting of PART A and PART B, which lasted a total of 57 weeks, for ANAVEX®2-73 in mild-to-moderate Alzheimer’s patients. This open-label randomized trial met both primary and secondary endpoints and was designed to assess the safety and exploratory efficacy of ANAVEX®2-73 in 32 patients. ANAVEX®2-73 targets sigma-1 and muscarinic receptors, which have been shown in preclinical studies to reduce stress levels in the brain believed to restore cellular homeostasis and to reverse the pathological hallmarks observed in Alzheimer’s disease. In October 2017, we presented positive pharmacokinetic (PK) and pharmacodynamic (PD) data from the Phase 2a study, which established a concentration-effect relationship between ANAVEX®2-73 and study measurements. These measures obtained from all patients who participated in the entire 57 weeks include exploratory cognitive and functional scores as well as biomarker signals of brain activity. Additionally, the study appears to show that ANAVEX®2-73 activity is enhanced by its active metabolite (ANAVEX19-144), which also targets the sigma-1 receptor and has a half-life approximately twice as long as the parent molecule.

In March 2016, we received approval from the Ethics Committee in Australia to extend the Phase 2a clinical trial by an additional 108 weeks, which had been requested by patients and their caregivers. Subsequently, in May 2018, we received approval from the Ethics Committee in Australia to further extend the Phase 2a extension trial for an additional two years. The two consecutive trial extensions have allowed participants who completed the 52-week PART B of the study to continue taking ANAVEX®2-73, providing an opportunity to gather extended safety data for a cumulative time period of five years.

In October 2018, we presented new long-term clinical data for ANAVEX®2-73 in a presentation at the 2018 Clinical Trials on Alzheimer’s Disease (CTAD) Meeting. At 148 weeks into the five-year extended Phase 2a clinical study, data confirmed a significant association between ANAVEX®2-73 concentration and both exploratory functional and cognitive endpoints as measured by the Alzheimer’s Disease Cooperative Study-Activities of Daily Living (ADCS-ADL) evaluation and the Mini Mental State Examination (MMSE), respectively. The cohort of patients treated with higher ANAVEX®2-73 concentration maintained ADCS-ADL performance compared to the lower concentration cohort (p<0.0001). As well, the patient cohort with the higher ANAVEX®2-73 concentration performed better at MMSE compared to the lower concentration cohort (p<0.0008). A significant impact on the drug response levels of both the SIGMAR1 (p<0.0080) and COMT (p<0.0014) genomic biomarkers, identified and specified at week 57, was also confirmed over the 148-week period. Further, ANAVEX®2-73 demonstrated continued favorable safety and tolerability through 148 weeks.

A larger Phase 2b/3 double-blind, placebo-controlled study of ANAVEX®2-73 in Alzheimer’s disease commenced in October 2018, which is independent of the ongoing Phase 2a extension study. The Phase 2b/3 study will enroll approximately 450 patients for 48 weeks, randomized 1:1:1 to two different ANAVEX®2-73 doses or placebo. The trial is currently taking place in Australia; however, North American sites may also be added. The ANAVEX®2-73 Phase 2b/3 study design incorporates genomic precision medicine biomarkers identified in the ANAVEX®2-73 Phase 2a study. Primary and secondary endpoints will assess safety and both cognitive and functional efficacy, measured through Alzheimer’s Disease Assessment Scale – Cognition (ADAS-Cog), ADCS-ADL and Clinical Dementia Rating – Sum of Boxes for cognition and function (CDR-SB).

In February 2016, we presented positive preclinical data for ANAVEX®2-73 in Rett syndrome, a rare neurodevelopmental disease. The study was funded by the International Rett Syndrome Foundation (“Rettsyndrome.org”). In January 2017, we were awarded a financial grant from Rettsyndrome.org of a minimum of $0.6 million to cover some of the costs of a multicenter Phase 2 clinical trial of ANAVEX®2-73 for the treatment of Rett syndrome. This award is being received in quarterly instalments which commenced during fiscal 2018. Further, in March 2019, the Company commenced a Phase 2 clinical trial of ANAVEX®2-73 for the treatment of Rett syndrome. The Phase 2 study is taking place in the United States and is a randomized double-blind, placebo-controlled safety, tolerability, pharmacokinetic and efficacy study of oral liquid ANAVEX®2-73 formulation to treat Rett syndrome. Pharmacokinetic and dose findings will be investigated in a total of 15 patients over a 7-week treatment period including ANAVEX®2-73-specific genomic precision medicine biomarkers. All patients who participate in the study will be eligible to receive ANAVEX®2-73 under a voluntary open label extension protocol. This study will be followed by a planned placebo-controlled safety and efficacy evaluation of ANAVEX®2-73 over a 3-month treatment period. Primary and secondary endpoints include safety as well as Rett syndrome conditions such as cognitive impairment, motor impairment, behavioral symptoms and seizure activity. The ANAVEX®2-73 Phase 2 Rett syndrome study design incorporates genomic precision medicine biomarkers identified in the ANAVEX®2-73 Phase 2a Alzheimer’s disease study.

In September 2016, we presented positive preclinical data for ANAVEX®2-73 in Parkinson’s disease, which demonstrated significant improvements on all measures: behavioral, histopathological, and neuroinflammatory endpoints. The study was funded by the Michael J. Fox Foundation. Additional data was announced in October 2017 from the model for experimental parkinsonism. The data presented indicates that ANAVEX®2-73 induces robust neurorestoration in experimental parkinsonism. The encouraging results we have gathered in this model, coupled with the favorable profile of this compound in the Alzheimer’s disease trial, support the notion that ANAVEX®2-73 is a promising clinical candidate drug for Parkinson’s disease.

In October 2018, we initiated in Spain, a double-blind, randomized, placebo-controlled Phase 2 trial with ANAVEX®2-73 in Parkinson’s Disease Dementia (PDD) in Spain, which will study the effect of the compound on both the cognitive and motor impairment of Parkinson’s disease. The Phase 2 study will enroll approximately 120 patients for 14 weeks, randomized 1:1:1 to two different ANAVEX®2-73 doses or placebo. The ANAVEX®2-73 Phase 2 PDD study design incorporates genomic precision medicine biomarkers identified in the ANAVEX®2-73 Phase 2a study.

Our Pipeline

Our research and development pipeline includes ANAVEX®2-73 currently in three different clinical studies, and several compounds in different stages of pre-clinical study.

Our proprietary SIGMACEPTOR™ Discovery Platform produced small molecule drug candidates with unique modes of action, based on our understanding of sigma receptors. Sigma receptors may be targets for therapeutics to combat many human diseases, both of neurodegenerative nature, including Alzheimer’s disease, as well as of neurodevelopmental nature, like Rett syndrome. When bound by the appropriate ligands, sigma receptors influence the functioning of multiple biochemical signals that are involved in the pathogenesis (origin or development) of disease.

Compounds that have been subjects of our research include the following:

ANAVEX®2-73

ANAVEX®2-73 may offer a disease-modifying approach in neurodegenerative and neurodevelopmental diseases by activation of sigma-1 receptors.

In Rett syndrome, administration of ANAVEX®2-73 resulted in both significant and dose related improvements in an array of behavioral paradigms in the MECP2 HET Rett syndrome disease model. In addition, in a further experiment sponsored by Rettsyndrome.org, ANAVEX®2-73 was evaluated in automatic visual response and respiration tests in 7-month old mice, an age at which advanced pathology is evident. Vehicle-treated MECP2 mice demonstrated fewer automatic visual responses than wild-type mice. Treatment with ANAVEX®2-73 for four weeks significantly increased the automatic visual response in the MECP2 Rett syndrome disease mouse. Additionally, chronic oral dosing daily for 6.5 weeks of ANAVEX®2-73 starting at ~5.5 weeks of age was conducted in the MECP2 HET Rett syndrome disease mouse model assessed the different aspects of muscular coordination, balance, motor learning and muscular strengths, some of the core deficits observed in Rett syndrome. Administration of ANAVEX®2-73 resulted in both significant and dose related improvements in an array of these behavioral paradigms in the MECP2 HET Rett syndrome disease model.

In March 2019, the Company initiated a Phase 2 clinical trial of ANAVEX®2-73 for the treatment of Rett syndrome. The Phase 2 study is taking place in the United States and is a randomized double-blind, placebo-controlled safety, tolerability, pharmacokinetic and efficacy study of oral liquid ANAVEX®2-73 formulation to treat Rett syndrome. Pharmacokinetic and dose finding will be investigated in a total of 15 patients over a 7-week treatment period using ANAVEX®2-73-specific genomic precision medicine biomarkers. All patients who participate in the study will be eligible to receive ANAVEX®2-73 under a voluntary open label extension protocol. This study is part of a planned Rett syndrome program.

In May 2016 and June 2016, the FDA granted Orphan Drug Designation to ANAVEX®2-73 for the treatment of Rett syndrome and infantile spasms, respectively.

For Parkinson’s disease, data demonstrates significant improvements and restoration of function in a disease modifying animal model of Parkinson’s disease. Significant improvements were seen on all measures tested: behavioral, histopathological, and neuroinflammatory endpoints. In July 2018 the Company received approval from the Spanish Agency for Medicinal Products and Medical Devices (AEMPS), to initiate its Phase 2, double-blind, placebo-controlled 14-week trial of the safety and efficacy of ANAVEX®2-73 for the treatment of Parkinson’s disease dementia. The Phase 2 study commenced in October 2018 and will involve approximately 120 patients, randomized 1:1:1 to two different ANAVEX®2-73 doses or placebo, in up to 24 clinical study sites.

In Alzheimer’s disease (AD) animal models, ANAVEX®2-73 has shown pharmacological, histological and behavioral evidence as a potential neuroprotective, anti-amnesic, anti-convulsive and anti-depressive therapeutic agent, due to its potent affinity to sigma-1 receptors and moderate affinities to M1-4 type muscarinic receptors. In addition, ANAVEX®2-73 has shown a potential dual mechanism which may impact both amyloid and tau pathology. In a transgenic AD animal model Tg2576, ANAVEX®2-73 induced a statistically significant neuroprotective effect against the development of oxidative stress in the mouse brain, as well as significantly increased the expression of functional and synaptic plasticity markers that is apparently amyloid-beta independent. It also statistically alleviated the learning and memory deficits developed over time in the animals, regardless of sex, both in terms of spatial working memory and long-term spatial reference memory.

Based on the results of pre-clinical testing, we initiated and completed a Phase 1 single ascending dose (SAD) clinical trial of ANAVEX®2-73. In this Phase 1 SAD trial, the maximum tolerated single dose was defined per protocol as 55-60 mg. This dose is above the equivalent dose shown to have positive effects in mouse models of AD. There were no significant changes in laboratory or electrocardiogram (ECG) parameters. ANAVEX®2-73 was well tolerated below the 55-60 mg dose with only mild adverse events in some subjects. Observed adverse events at doses above the maximum tolerated single dose included headache and dizziness, which were moderate in severity and reversible. These side effects are often seen with drugs that target CNS conditions, including AD.

The ANAVEX®2-73 Phase 1 SAD trial was conducted as a randomized, placebo-controlled study. Healthy male volunteers between the ages of 18 and 55 received single, ascending oral doses over the course of the trial. Study endpoints included safety and tolerability together with pharmacokinetic parameters. Pharmacokinetics includes the absorption and distribution of a drug, the rate at which a drug enters the blood and the duration of its effect, as well as chemical changes of the substance in the body. This study was conducted in Germany in collaboration with ABX-CRO, a clinical research organization that has conducted several Alzheimer’s disease studies, and the Technical University of Dresden.

In December 2014, a Phase 2a clinical trial was initiated for ANAVEX®2-73, which is being evaluated for the treatment of Alzheimer’s disease. The open-label randomized trial was designed to assess the safety and exploratory efficacy of ANAVEX®2-73 in 32 patients with mild-to-moderate Alzheimer’s disease. ANAVEX®2-73 targets sigma-1 and muscarinic receptors, which have been shown in preclinical studies to reduce stress levels in the brain believed to restore cellular homeostasis and to reverse the pathological hallmarks observed in Alzheimer’s disease.

The Phase 2a study met both primary and secondary objectives of the study. The 31-week preliminary exploratory safety and efficacy data from the Phase 2a study of ANAVEX®2-73 in Alzheimer’s patients, with most receiving also donepezil, the current standard of care, demonstrated favorable safety, maximum tolerated dose, positive dose response, sustained efficacy response through 31 weeks for both cognitive and functional measures, as well as positive unexpected therapeutic response events. ANAVEX®2-73 continued to demonstrate a favorable adverse event (AE) profile through 31 weeks in a patient population of elderly Alzheimer’s patients with varying degrees of physical fragility. The most common side effects across all AE categories tended to be of mild severity grade 1 and were resolved with dose reductions that were anticipated within the adaptive design of the study protocol.

Through 57 weeks, Alzheimer’s patients taking a daily oral dose between 10mg and 50mg of ANAVEX®2-73 was well tolerated. There were no clinically significant treatment-related adverse events and no serious adverse events. Despite non-optimized dosing of ANAVEX®2-73 throughout the 57-week study, continued significant improvements from baseline of cognitive, functional and behavioral scores in a group of patients were observed, respectively. This data was analyzed using refined mathematical modeling methods in conjunction with the detailed pharmacokinetic (PK) information.

In October 2017, we presented positive PK and PD data from the Phase 2a study, which established a concentration-effect relationship between ANAVEX®2-73 and study measurements. These measures, obtained from all patients who participated in the entire 57 weeks, include exploratory cognitive and functional scores as well as biomarker signals of brain activity. Additionally, the study appears to show that ANAVEX®2-73 activity is enhanced by its active metabolite (ANAVEX19-144), which also targets the sigma-1 receptor and has a half-life approximately twice as long as the parent molecule.

Pre-specified exploratory analyses included the cognitive (MMSE) and the functional (ADCS-ADL) changes from baseline. A continued stabilization of both cognitive and functional measures in patients treated with ANAVEX®2-73 was observed. This correlation was positive within all measured scores (MMSE, ADCS-ADL, Cogstate, HAM-D and EEG/ERP).

In July 2018, we presented the results of a genomic DNA and RNA evaluation of the participants in the Phase 2a study. More than 33,000 genes were analyzed using unbiased, data driven, machine learning, artificial intelligence (AI) system for analyzing DNA & RNA data in patients exposed to ANAVEX®2-73. The analysis identified genetic variants that impacted response to ANAVEX®2-73, among them variants related to the Sigma-1 receptor (SIGMAR1), the target for ANAVEX®2-73. Results showed that study participants without the SIGMAR1 (rs1800866) variants, which is about 80 percent of the population worldwide, demonstrated improved cognitive (MMSE) and the functional (ADCS-ADL) scores. The results from this evaluation may enable a precision medicine approach, since these signatures can now be applied to neurological indications tested in clinical studies with ANAVEX®2-73 including Alzheimer’s disease, Parkinson’s disease dementia and Rett syndrome.

ANAVEX®2-73 data presented met prerequisite information in order to progress into a Phase 2b/3 placebo-controlled study. On July 2, 2018, the Human Research Ethics Committee in Australia approved the initiation of our Phase 2b/3, double-blind, randomized, placebo-controlled 48-week safety and efficacy trial of ANAVEX®2-73 for the treatment of early Alzheimer’s disease. This Phase 2b/3 study design incorporates inclusion of genomic precision medicine biomarkers identified in the ANAVEX®2-73 Phase 2a study. The Phase 2b/3 study, which is expected to enroll approximately 450 patients, randomized 1:1:1 to either two different ANAVEX®2-73 doses or placebo, commenced in October 2018.

Preclinical data also validates ANAVEX®2-73 as a prospective platform drug for other neurodegenerative diseases beyond Alzheimer’s disease, Parkinson’s disease or Rett syndrome, more specifically, epilepsy, infantile spasms, Fragile X syndrome, Angelman syndrome, multiple sclerosis and, more recently, tuberous sclerosis complex (TSC). ANAVEX®2-73 demonstrated significant improvements in all of these indications in the respective preclinical animal models.

In a study sponsored by the Foundation for Angelman Syndrome, ANAVEX®2-73 was assessed in a mouse model for the development of audiogenic seizures. The results indicated that ANAVEX®2-73 administration significantly reduced audiogenic-induced seizures. In a study sponsored by FRAXA Research Foundation regarding Fragile X syndrome, data demonstrated that ANAVEX®2-73 restored hippocampal brain-derived neurotrophic factor (BDNF) expression to normal levels. BDNF under-expression has been observed in many neurodevelopmental and neurodegenerative pathologies. BDNF signaling promotes maturation of both excitatory and inhibitory synapses. ANAVEX®2-73 normalization of BDNF expression could be a contributing factor for the positive data observed in both neurodevelopmental and neurodegenerative disorders like Angelman and Fragile X syndromes.

Preclinical data presented also indicates that ANAVEX®2-73 demonstrates protective effects of mitochondrial enzyme complexes during pathological conditions, which, if impaired, are believed to play a role in the pathogenesis of neurodegenerative and neurodevelopmental diseases.

Preclinical data on ANAVEX®2-73 related to multiple sclerosis indicates that ANAVEX®2-73 may promote remyelination in multiple sclerosis disease. Further, data also demonstrates that ANAVEX®2-73 provides protection for oligodendrocytes (“OL’s”) and oligodendrocyte precursor cells (“OPC’s”), as well as central nervous system neurons in addition to helping repair by increasing OPC proliferation and maturation in tissue culture.

In March 2018, we presented preclinical data of ANAVEX®2-73 in a genetic mouse model of tuberous sclerosis complex (“TSC”). TSC is a rare genetic disorder characterized by the growth of numerous benign tumors in many parts of the body with a high incidence of seizures. The new preclinical data demonstrates that treatment with ANAVEX®2-73 significantly increases survival and reduces seizures.

ANAVEX®3-71

ANAVEX®3-71 is a preclinical drug candidate with a novel mechanism of action via sigma-1 receptor activation and M1 muscarinic allosteric modulation, which has been shown to enhance neuroprotection and cognition in Alzheimer’s disease models. ANAVEX®3-71 is a CNS-penetrable mono-therapy that bridges treatment of both cognitive impairments with disease modifications. It is highly effective in very small doses against the major Alzheimer’s hallmarks in transgenic (3xTg-AD) mice, including cognitive deficits, amyloid and tau pathologies, and also has beneficial effects on inflammation and mitochondrial dysfunctions. ANAVEX®3-71 indicates extensive therapeutic advantages in Alzheimer’s and other protein-aggregation-related diseases given its ability to enhance neuroprotection and cognition via sigma-1 receptor activation and M1 muscarinic allosteric modulation.

A preclinical study examined the response of ANAVEX®3-71 in aged transgenic animal models and showed a significant reduction in the rate of cognitive deficit, amyloid beta pathology and inflammation with the administration of ANAVEX 3-71. In April 2016, the FDA granted Orphan Drug Designation to ANAVEX®3-71 for the treatment of Frontotemporal dementia (FTD).

During pathological conditions ANAVEX®3-71 demonstrated the formation of new synapses between neurons (synaptogenesis) without causing an abnormal increase in the number of astrocytes. In neurodegenerative diseases such as Alzheimer’s and Parkinson’s disease, synaptogenesis is believed to be impaired. Additional preclinical data presented also indicates that in addition to reducing oxidative stress, ANAVEX®3-71 demonstrates protective effects of mitochondrial enzyme complexes during pathological conditions, which, if impaired, are believed to play a role in the pathogenesis of neurodegenerative and neurodevelopmental diseases.

ANAVEX®1-41

ANAVEX®1-41 is a sigma-1 agonist. Pre-clinical tests revealed significant neuroprotective benefits (i.e., protects nerve cells from degeneration or death) through the modulation of endoplasmic reticulum, mitochondrial and oxidative stress, which damages and impairs cell viability. In addition, in animal models, ANAVEX®1-41 prevented the expression of caspase-3, an enzyme that plays a key role in apoptosis (programmed cell death) and loss of cells in the hippocampus, the part of the brain that regulates learning, emotion and memory. These activities involve both muscarinic and sigma-1 receptor systems through a novel mechanism of action.

Preclinical data presented also indicates that ANAVEX®1-41 demonstrates protective effects of mitochondrial enzyme complexes during pathological conditions, which, if impaired, are believed to play a role in the pathogenesis of neurodegenerative and neurodevelopmental diseases.

ANAVEX®1066

ANAVEX®1066, a mixed sigma-1/sigma-2 ligand is designed for the potential treatment of neuropathic and visceral pain. ANAVEX®1066 was tested in two preclinical models of neuropathic and visceral pain that have been extensively validated in rats. In the chronic constriction injury model of neuropathic pain, a single oral administration of ANAVEX®1066 dose-dependently restored the nociceptive threshold in the affected paw to normal levels while leaving the contralateral healthy paw unchanged. Efficacy was rapid and remained significant for two hours. In a model of visceral pain, chronic colonic hypersensitivity was induced by injection of an inflammatory agent directly into the colon and a single oral administration of ANAVEX®1066 returned the nociceptive threshold to control levels in a dose-dependent manner. Companion studies in rats demonstrated the lack of any effects on normal gastrointestinal transit with ANAVEX®1066 and a favorable safety profile in a battery of behavioral measures.

Our compounds are in the pre-clinical and clinical testing stages of development, and there is no guarantee that the activity demonstrated in pre-clinical models will be shown in human testing.

ANAVEX®1037

ANAVEX®1037 is designed for the treatment of prostate and pancreatic cancer. It is a low molecular weight, synthetic compound exhibiting high affinity for sigma-1 receptors at nanomolar levels and moderate affinity for sigma-2 receptors and sodium channels at micromolar levels. In advanced pre-clinical studies, this compound revealed antitumor potential. It has also been shown to selectively kill human cancer cells without affecting normal/healthy cells and also to significantly suppress tumor growth in immune-deficient mice models. Scientific publications highlight the possibility that these ligands may stop tumor growth and induce selective cell death in various tumor cell lines. Sigma receptors are highly expressed in different tumor cell types. Binding by appropriate sigma-1 and/or sigma-2 ligands can induce selective apoptosis. In addition, through tumor cell membrane reorganization and interactions with ion channels, our drug candidates may play an important role in inhibiting the processes of metastasis (spreading of cancer cells from the original site to other parts of the body), angiogenesis (the formation of new blood vessels) and tumor cell proliferation.

We continue to identify and initiate discussions with potential strategic and commercial partners to most effectively advance our programs and realize maximum shareholder value. Further, we may acquire or develop new intellectual property and assign, license, or otherwise transfer our intellectual property to further our goals.

Our Target Indications

We have developed compounds with potential application to two broad categories and several specific indications. including:

Central Nervous System Diseases

●	Alzheimer’s disease – In 2018, an estimated 5.5 million Americans were suffering from Alzheimer’s disease. The Alzheimer’s Association® reports that by 2025, 7.1 million Americans will be afflicted by the disease, about a 29 percent increase from currently affected patients. Medications on the market today treat only the symptoms of Alzheimer’s disease and do not have the ability to stop its onset or its progression. There is an urgent and unmet need for both a disease modifying cure for Alzheimer’s disease as well as for better symptomatic treatments.

●	Parkinson’s disease – Parkinson’s disease is a progressive disease of the nervous system marked by tremors, muscular rigidity, and slow, imprecise movement. It is associated with degeneration of the basal ganglia of the brain and a deficiency of the neurotransmitter dopamine. Parkinson’s disease afflicts more than 10 million people worldwide, typically middle-aged and elderly people. The Parkinson’s disease market is set to expand from $2.1 billion in 2014 to $3.2 billion by 2021, according to business intelligence provider GBI Research.

●	Rett syndrome - Rett syndrome is a rare X-linked genetic neurological and developmental disorder that affects the way the brain develops, including protein transcription, which is altered and as a result leads to severe disruptions in neuronal homeostasis. It is considered a rare, progressive neurodevelopmental disorder and is caused by a single mutation in the MECP2 gene. Because males have a different chromosome combination from females, boys who have the genetic MECP2 mutation are affected in devastating ways. Most of them die before birth or in early infancy. For females who survive infancy, Rett syndrome leads to severe impairments, affecting nearly every aspect of the child’s life; severe mental retardation, their ability to speak, walk and eat, sleeping problems, seizures and even the ability to breathe easily. Rett syndrome affects approximately 1 in every 10,000-15,000 females.

●	Depression - Depression is a major cause of morbidity worldwide according to the World Health Organization. Pharmaceutical treatment for depression is dominated by blockbuster brands, with the leading nine brands accounting for approximately 75% of total sales. However, the dominance of the leading brands is waning, largely due to the effects of patent expiration and generic competition.

●	Epilepsy - Epilepsy is a common chronic neurological disorder characterized by recurrent unprovoked seizures. These seizures are transient signs and/or symptoms of abnormal, excessive or synchronous neuronal activity in the brain. According to the Centers for Disease Control and Prevention, epilepsy affects 3.4 million Americans. Today, epilepsy is often controlled, but not cured, with medication that is categorized as older traditional anti-epileptic drugs and second generation anti-epileptic drugs. Because epilepsy afflicts sufferers in different ways, there is a need for drugs used in combination with both traditional anti-epileptic drugs and second generation anti-epileptic drugs. GBI Research estimates that the epilepsy market will increase to $4.5 billion by 2019.

●	Neuropathic Pain – We define neuralgia, or neuropathic pain, as pain that is not related to activation of pain receptor cells in any part of the body. Neuralgia is more difficult to treat than some other types of pain because it does not respond well to normal pain medications. Special medications have become more specific to neuralgia and typically fall under the category of membrane stabilizing drugs or antidepressants.

Cancer

●	Malignant Melanoma - Predominantly a skin cancer, malignant melanoma can also occur in melanocytes found in the bowel and the eye. Malignant melanoma accounts for 75% of all deaths associated with skin cancer. The treatment includes surgical removal of the tumor, adjuvant treatment, chemo and immunotherapy, or radiation therapy. According to IMS Health the worldwide malignant melanoma market is expected to grow to $4.4 billion by 2022.

●	Prostate Cancer – Specific to men, prostate cancer is a form of cancer that develops in the prostate, a gland in the male reproductive system. The cancer cells may metastasize from the prostate to other parts of the body, particularly the bones and lymph nodes. Drug therapeutics for prostate cancer are expected to increase to nearly $13.5 billion in 2024 according to Datamonitor Healthcare.

●	Pancreatic Cancer - Pancreatic cancer is a malignant neoplasm of the pancreas. In the United States, approximately 55,000 new cases of pancreatic cancer will be diagnosed this year and approximately 44,000 patients will die as a result of their cancer, according to the American Cancer Society. Sales predictions by GBI Research forecast that the market for the pharmaceutical treatment of pancreatic cancer in the United States and five largest European countries will increase to $2.9 billion by 2021.

Patents, Trademarks and Intellectual Property

We hold ownership or exclusive rights to five U.S. patents, eight U.S. patent applications, and various PCT or ex-U.S. patent applications relating to our drug candidates, methods associated therewith, and to our research programs.

We own one issued U.S. patent entitled “ANAVEX®2-73 and certain anticholinesterase inhibitors composition and method for neuroprotection” claims a composition of matter of ANAVEX®2-73 directed to a novel and synergistic neuroprotective compound combined with donepezil and other cholinesterase inhibitors.  This patent is expected to expire in June 2034, absent any patent term extension for regulatory delays. A related continuation application is also pending in the U.S. In addition, we own one issued U.S. Patent with claims directed to methods of treating melanoma with a compound related to ANAVEX®2-73. This patent is expected to expire in February 2030, absent any patent term extension for regulatory delays.

We also own one issued patent with claims directed to methods for treating or preventing pain with ANAVEX®1066. This patent is expected to expire in November 2036, absent any patent term extension for regulatory delays.

With regard to ANAVEX®3-71, we own exclusive rights to two issued U.S. patents with claims respectively directed to the ANAVEX®3-71 compound and methods of treating various diseases including Alzheimer’s with the same. These patents are expected to expire in April 2030, and January 2030, respectively, absent any patent term extension for regulatory delays. We also own exclusive rights to related patents or applications that are granted or pending in Australia, Canada, China, Europe, Japan, Korea, New Zealand, Russia, and South Africa, and are expected to expire in January 2030.

We also own other patent applications directed to enantiomers, formulations and uses that may provide additional protection for one or more of our product candidates.

We regard patents and other intellectual property rights as corporate assets. Accordingly, we attempt to optimize the value of intellectual property in developing our business strategy including the selective development, protection, and exploitation of our intellectual property rights. In addition to filings made with intellectual property authorities, we protect our intellectual property and confidential information by means of carefully considered processes of communication and the sharing of information, and by the use of confidentiality and non-disclosure agreements and provisions for the same in contractor’s agreements. While no agreement offers absolute protection, such agreements provide some form of recourse in the event of disclosure, or anticipated disclosure.

Our intellectual property position, like that of many biomedical companies, is uncertain and involves complex legal and technical questions for which important legal principles are unresolved. For more information regarding challenges to our existing or future patents, see Item 1A “Risk Factors.”

Recent Developments

On June 6, 2019, we announced that we had dosed the first patient in our AVATAR Phase 2 double blind, randomized, placebo-controlled safety and efficacy trial of ANAVEX®2-73 for the treatment of Rett syndrome.

Corporate Information

Our principal executive office is located at 51 West 52nd Street, 7th Floor, New York, NY 10019-6163, and our telephone number is 844.689.3939. Our website address is www.anavex.com. No information found on our website is part of this prospectus. Also, this prospectus may include the names of various government agencies or the trade names of other companies. Unless specifically stated otherwise, the use or display by us of such other parties’ names and trade names in this prospectus is not intended to and does not imply a relationship with, or endorsement or sponsorship of us by, any of these other parties.

Where You Can Find More Information

We are subject to the information requirements of the Securities Exchange Act of 1934 (the “Exchange Act”). Accordingly, we file annual, quarterly and current reports, proxy statements as may be required and other information with the SEC and filed a registration statement on Form S-3 under the Securities Act relating to the securities offered by this prospectus. This prospectus, which forms part of the registration statement, does not contain all of the information included in the registration statement. For further information, you should refer to the registration statement and its exhibits.

You may read and copy the registration statement and any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. You can also review our filings by accessing the website maintained by the SEC at http://www.sec.gov. The site contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. In addition to the foregoing, we maintain a website at http://www.anavex.com. Our website content is made available for informational purposes only. It should neither be relied upon for investment purposes nor is it incorporated by reference into this prospectus. We make available at http://www.anavex.com/investors/share-data/ copies of our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K and any amendments to such document as soon as practicable after we electronically file such material with or furnish such documents to the SEC.

RISK FACTORS

An investment in our securities which may be offered hereby is subject to numerous risks, including the risks described under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended September 30, 2018, which is incorporated by reference herein. You should carefully consider these risks, along with the information provided elsewhere in this prospectus and the documents we incorporate by reference in this prospectus before investing in our securities. You could lose all or part of your investment in the securities. You should consider these matters in conjunction with the other information included or incorporated by reference in this prospectus. The risks and uncertainties described in this prospectus, any applicable prospectus supplement and the documents incorporated by reference herein are not the only ones facing us. Additional risks and uncertainties that we do not presently know about or that we currently believe are not material may also adversely affect our business. Our business, results of operations or financial condition could be seriously harmed, and the trading price of our Common Stock may decline due to any of these or other risks.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement contains forward-looking statements. All statements other than statements of historical facts contained in this prospectus supplement, including statements regarding our anticipated future clinical and regulatory milestone events, future financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “forecast,” “could,” “suggest,” “plan,” and similar expressions, as they relate to us, are intended to identify forward-looking statements. Such forward-looking statements include, without limitation, statements regarding:

●	our ability to successfully conduct clinical and preclinical trials for our product candidates;

●	our ability to raise additional capital on favorable terms;

●	our ability to execute our development plan on time and on budget;

●	our products ability to demonstrate efficacy or an acceptable safety profile;

●	our ability to obtain the support of qualified scientific collaborators;

●	our ability, whether alone or with commercial partners, to successfully commercialize any of our product candidates that may be approved for sale;

●	our ability to identify and obtain additional product candidates;

●	our ability to obtain and maintain sufficient intellectual property protection for our product candidates;

●	our ability to comply with our intellectual property licensing agreements;

●	our ability to defend against claims of intellectual property infringement;

●	our ability to comply with the maintenance requirements of the government patent agencies;

●	our ability to protect our intellectual property rights throughout the world;

●	competition;

●	the anticipated start dates, durations and completion dates of our ongoing and future clinical studies;

●	the anticipated designs of our future clinical studies;

●	our anticipated future regulatory submissions and our ability to receive regulatory approvals to develop and market our product candidates;

●	our anticipated future cash position; and

●	our ability to generate any revenue or to continue as a going concern.

We have based these forward-looking statements largely on our current expectations and projections about future events, including the responses we expect from the U.S. Food and Drug Administration, or FDA, and other regulatory authorities and financial trends that we believe may affect our financial condition, results of operations, business strategy, preclinical and clinical trials and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions including without limitation the risks described in “Risk Factors” in “Part I, Item 1A” of or Annual Report on Form 10-K for the fiscal year ended September 30, 2018. These risks are not exhaustive. We operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. We cannot assure you that the events and circumstances reflected in the forward-looking statements will be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Except as required by applicable laws including the securities laws of the United States, we assume no obligation to update or supplement forward-looking statements.

USE OF PROCEEDS

Unless otherwise specified in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities described in this prospectus in connection with the primary offering for general corporate and operations purposes and to fund our anticipated growth. The applicable prospectus supplement will provide more details on the use of proceeds of any specific offering.

DILUTION

We will set forth in a prospectus supplement the following information regarding any material dilution of the equity interests of investors purchasing securities in an offering under this prospectus:

•	the net tangible book value per share of our equity securities before and after the offering;

•	the amount of the increase in such net tangible book value per share attributable to the cash payments made by purchases in the offering; and

•	the amount of the immediate dilution from the public offering price which will be absorbed by such purchasers.

PLAN OF DISTRIBUTION

We may sell the securities described in this prospectus on a continuous or delayed basis directly to purchasers, through underwriters, broker-dealers or agents that may receive compensation in the form of discounts, concessions or commissions from us or the purchasers of the securities, in “at the market offerings” within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market, on an exchange, or otherwise or through a combination of any such methods of sale. Discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

The securities may be sold from time to time in one or more transactions at fixed prices, which may be changed from time to time, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●	in the over-the-counter market;

●	in transactions otherwise than on these exchanges or services or in the over-the-counter market; or

●	through the writing of options, whether the options are listed on an options exchange or otherwise.

Each time that we use this prospectus to sell our securities, we shall also provide a prospectus supplement. For each series of securities, the applicable prospectus supplement will set forth the terms of the offering including:

●	the public offering price;

●	the name or names of any underwriters, dealers or agents;

●	the purchase price of the securities;

●	the proceeds from the sale of the securities to us;

●	any underwriting discounts, agency fees, or other compensation payable to underwriters or agents;

●	any discounts or concessions allowed or reallowed or repaid to dealers; and

●	the securities exchanges on which the securities will be listed, if any.

If we use underwriters in the sale of securities, the securities will be acquired by the underwriters for their own account. The underwriters may then resell the securities in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale or thereafter. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities offered if they purchase any securities. The public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

If we use dealers in the sale of securities, we will sell securities to such dealers as principals. The dealers may then resell the securities to the public at varying prices to be determined by such dealers at the time of resale. We may solicit offers to purchase the securities directly, and we may sell the securities directly to institutional or other investors, who may be deemed underwriters within the meaning of the Securities Act with respect to any resales of those securities. The terms of these sales will be described in the applicable prospectus supplement. If we use agents in the sale of securities, unless otherwise indicated in the prospectus supplement, they will use their reasonable best efforts to solicit purchases for the period of their appointment. Unless otherwise indicated in a prospectus supplement, if we sell directly, no underwriters, dealers or agents would be involved. We will not make an offer of securities in any jurisdiction that does not permit such an offer.

We may grant underwriters who participate in the distribution of securities an option to purchase additional securities to cover overallotments, if any, in connection with the distribution. Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with SEC orders, rules and regulations and applicable law. To the extent permitted by applicable law and SEC orders, rules and regulations, an overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. To the extent permitted by applicable law and SEC orders, rules and regulations, short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer is purchased in a covering transaction to cover short positions. Those activities may cause the price of the Common Stock to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

Any underwriters who are qualified market makers on the NASDAQ Stock Market may engage in passive market making transactions in our Common Stock on the NASDAQ Stock Market in accordance with Rule 103 of Regulation M, during the business day prior to the pricing of the offering, before the commencement of offers or sales of the Common Stock. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded. The anti-manipulation rules under the Exchange Act may apply to sales of shares in the market. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities for the particular securities being distributed for a period of up to five business days before the distribution. The restrictions may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities for the shares.

Underwriters, dealers and agents that participate in any distribution of securities may be deemed to be underwriters as defined in the Securities Act. Any discounts, commissions or profit they receive when they resell the securities may be treated as underwriting discounts and commissions under the Securities Act. Only underwriters named in the prospectus supplement are underwriters of the securities offered in the prospectus supplement. We may have agreements with underwriters, dealers and agents to indemnify them against certain civil liabilities, including certain liabilities under the Securities Act, or to contribute with respect to payments that they may be required to make.

We may authorize underwriters, dealers or agents to solicit offers from certain institutions whereby the institution contractually agrees to purchase the securities from us on a future date at a specific price. This type of contract may be made only with institutions that we specifically approve. Such institutions could include banks, insurance companies, pension funds, investment companies and educational and charitable institutions. The underwriters, dealers or agents will not be responsible for the validity or performance of these contracts.

Each series of securities will be a new issue of securities. Our Common Stock is quoted on the Nasdaq Capital Market. Unless otherwise specified in the applicable prospectus supplement, our securities (other than our Common Stock) will not be listed on any exchange. It has not presently been established whether the underwriters, if any, of the securities will make a market in the securities. If the underwriters make a market in the securities, such market making may be discontinued at any time without notice.

Agents, dealers and underwriters may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents, dealers or underwriters may be required to make in respect thereof. Agents, dealers or underwriters may be customers of, engage in transactions with, or perform services for us and our subsidiaries in the ordinary course of business.

DESCRIPTION OF OUR CAPITAL STOCK

Common Stock

We are authorized to issue 100,000,000 shares of Common Stock with a par value of $0.001. As of July 2, 2019, we had 51,661,413 shares of Common Stock outstanding. Upon liquidation, dissolution or winding up of the corporation, the holders of Common Stock are entitled to share ratably in all net assets available for distribution to stockholders after payment to creditors. The Common Stock is not convertible or redeemable and has no preemptive, subscription or conversion rights. There are no conversion, redemption, sinking fund or similar provisions regarding the Common Stock. Each outstanding share of Common Stock is entitled to one vote on all matters submitted to a vote of stockholders. There are no cumulative voting rights.

Each stockholder is entitled to receive the dividends as may be declared by our board of directors out of funds legally available for dividends and, in the event of liquidation, to share pro rata in any distribution of our assets after payment of liabilities. Our board of directors is not obligated to declare a dividend. Any future dividends will be subject to the discretion of our board of directors and will depend upon, among other things, future earnings, the operating and financial condition of our Company, its capital requirements, general business conditions and other pertinent factors. It is not anticipated that dividends will be paid in the foreseeable future.

On October 7, 2015, the Company effected a reverse stock split at a ratio of 1 for 4, whereby every 4 shares of Common Stock became 1 share of Common Stock. The authorized shares of Common Stock of the Company were therefore proportionally reduced from 400,000,000 to 100,000,000.

Our Common Stock is quoted on the Nasdaq Capital Market under the trading symbol “AVXL”. On July 2, 2019, the last reported sale price of our Common Stock was $3.90 per share.

Nevada Anti-Takeover Law and Charter and Bylaws Provisions

Nevada Revised Statutes sections 78.378 to 78.3793 provide state regulation over the acquisition of a controlling interest in certain Nevada corporations unless the articles of incorporation or bylaws of the corporation provide that the provisions of these sections do not apply. The statute creates a number of restrictions on the ability of a person or entity to acquire control of a Nevada company by setting down certain rules of conduct and voting restrictions in any acquisition attempt, among other things. The statute is limited to corporations that are organized in the state of Nevada and that have 200 or more shareholders, at least 100 of whom are shareholders of record and residents of the state of Nevada; and do business in the state of Nevada directly or through an affiliated corporation. Because of these conditions, the statute does not apply to our Company.

There are no provisions in our articles of incorporation or our bylaws that would delay, defer or prevent a change in control of our Company.

DESCRIPTION OF WARRANTS

We may issue Warrants from time to time in one or more series for the purchase of our Common Stock. Warrants may be issued independently or together with any shares of Common Stock or offered by any prospectus supplement and may be attached to or separate from Common Stock. Each series of Warrants may be issued under a separate warrant agreement to be entered into between us and a warrant agent, or any other bank or trust company specified in the related prospectus supplement relating to the particular issue of Warrants. A warrant agent may act as our agent in connection with the Warrants and would not assume any obligation or relationship of agency or trust for or with any holders of Warrants or beneficial owners of Warrants. The specific terms of any series of Warrants will be described in the applicable prospectus supplement relating to that series of Warrants along with any general provisions applicable to that series of Warrants.

The following is a general description of the Warrants we may issue. The applicable prospectus supplement will describe the specific terms of any issuance of Warrants. The terms of any Warrants we offer may differ from the terms described in this prospectus. As a result, we will describe in the prospectus supplement the specific terms of the particular series of Warrants offered by that prospectus supplement. Accordingly, for a description of the terms of a particular series of Warrants, you should carefully read this prospectus, the applicable prospectus supplement, and the applicable warrant agreement, which will be filed as an exhibit to the registration statement of which this prospectus forms a part.

Terms

If Warrants are offered by us, the prospectus supplement will describe the terms of the Warrants, including the following if applicable to the particular offering:

●	the title of the Warrants;

●	the total number of Warrants;

●	the number of shares of Common Stock purchasable upon exercise of the Warrants to purchase Common Stock and the price at which such shares of Common Stock may be purchased upon exercise;

●	the date on and after which the Warrants and the related Common Stock will be separately transferable;

●	if applicable, the date on which the right to exercise the Warrants will commence and the date on which this right will expire;

●	if applicable, the minimum or maximum amount of the Warrants which may be exercised at any one time;

●	a discussion of federal income tax, accounting and other special considerations, procedures and limitations relating to the Warrants; and

●	any other terms of the Warrants including terms, procedures and limitations relating to the exchange and exercise of the Warrants.

Warrants may be exchanged for new warrants of different denominations, may be presented for registration of transfer, and may be exercised at our principal executive office, the warrant agent or any other office indicated in the prospectus supplement.

Before the exercise of their Warrants, holders of Warrants will not have any of the rights of holders of shares of Common Stock, including the right to receive payments of dividends, if any, on the shares of Common Stock or to exercise any applicable right to vote.

Exercise of Warrants

Each Warrant will entitle the holder to purchase a number of shares of Common Stock at an exercise price as will in each case be described in, or calculable from, the prospectus supplement relating to those Warrants. Warrants may be exercised at the times set forth in the prospectus supplement relating to the Warrants. After the close of business on the expiration date (or any later date to which the expiration date may be extended by us), unexercised Warrants will become void. Subject to any restrictions and additional requirements that may be set forth in the prospectus supplement relating thereto, Warrants may be exercised by delivery to the warrant agent, or at our principal executive office or any other office indicated in the prospectus supplement, of the certificate evidencing the Warrants properly completed and duly executed, and of payment as provided in the prospectus supplement of the amount required to purchase the shares of Common Stock purchasable upon such exercise. The exercise price will be the price applicable on the date of payment in full, as set forth in the prospectus supplement relating to the Warrants. Upon receipt of the payment, and the certificate representing the Warrants to be exercised properly completed and duly executed at our principal executive office, the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, issue and deliver the shares of Common Stock purchasable upon such exercise. If fewer than all of the Warrants represented by that certificate are exercised, a new certificate will be issued for the remaining amount of Warrants.

The description in the applicable prospectus supplement and other offering material of any Warrants we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable warrant agreement, which will be filed with the SEC if we offer Warrants. For more information on how you can obtain copies of the applicable warrant agreement if we offer Warrants, see “Where You Can Find More Information”. We urge you to read the applicable warrant agreement and the applicable prospectus supplement in their entirety.

LEGAL MATTERS

The validity of the securities offered by this prospectus has been passed upon for us by Snell & Wilmer, L.L.P., Reno, Nevada. If legal matters in connection with offerings made pursuant to this prospectus are passed upon by counsel for the underwriters, dealers or agents, if any, such counsel will be named in the prospectus supplement relating to such offering.

EXPERTS

The consolidated financial statements as of September 30, 2018 and 2017 and for each of the three years in the period ended September 30, 2018 and management’s assessment of the effectiveness of internal control over financial reporting as of September 30, 2018 incorporated by reference in this Prospectus have been so incorporated in reliance on the reports of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

Insofar as indemnification for liabilities arising under the Securities Act, as amended, may be permitted to directors, officers, and controlling persons of the registrant pursuant to the Company’s constituent documents, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person connected with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus certain information that we file with the SEC, which means that we can disclose important information to you by referring you to other documents separately filed by us with the SEC that contain such information. The information we incorporate by reference is considered to be part of this prospectus and information we later file with the SEC will automatically update and supersede the information in this prospectus. The following documents filed by us with the SEC pursuant to Section 13(a) of the Exchange Act and any of our future filings under Sections 13(a), 13(c), 14 or 15 (d) of the Exchange Act, except for information furnished under Item 2.02 or 7.01 of Current Report on Form 8-K, or exhibits related thereto, made before the termination of the offering are incorporated by reference herein:

(1)	our Annual Report on Form 10-K for the fiscal year ended September 30, 2018, filed with the SEC on December 12, 2018, and the amendment thereto on Form 10-K/A filed on January 25, 2019;

(2)	our Proxy Statement on Schedule 14A filed on February 11, 2019 (excluding those portions that are not incorporated by reference into our Annual Report on Form 10-K);

(3)	our Quarterly Reports on Form 10-Q for the quarters ended December 31, 2018 filed on February 7, 2019 and for the quarter ended March 31, 2019 filed on May 9, 2019;

(4)	our Current Reports on Form 8-K filed with the SEC on March 18, 2019, April 8, 2019 and June 12, 2019; and

(5)	the description of our common stock contained in the Registration Statement on Form 8-A (File No. 001-37606) filed with the SEC on October 23, 2005.

In addition, all documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act before the date the offering of securities hereunder is terminated or complete are deemed to be incorporated by reference into, and to be a part of, this prospectus.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the reports or documents that have been incorporated by reference in the prospectus contained in the registration statement but not delivered with the prospectus, other than an exhibit to these filings unless we have specifically incorporated that exhibit by reference into the filing, upon written or oral request and at no cost to the requester. Requests should be made by writing or telephoning us at the following address:

Anavex Life Sciences Corp.
51 West 52nd Street, 7th Floor
New York, NY 10019-6163
(844) 689-3939

Anavex Life Sciences Corp.

Up to $25,272,213

Common Stock

PROSPECTUS SUPPLEMENT

July 2, 2020